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Pricing Supplement Dated March 4, 1998			  Rule 424(b)(3)
									  File No. 33-61957
(To Prospectus dated October 19, 1995 and
Prospectus Supplement dated January 22, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
________________________________________________________________________

Trade Date: March 4, 1998     Original Issue Date: March 30, 1998
Principal Amount: $298,181,000 (Face Amount at Maturity)
Net Proceeds to Issuer: $31,232,183.92
Issue Price: 100%             Agent's Capacity:
Selling Agent's			x Principal Basis      Agency Basis
Commission/Discount: .2575%
Interest Rate: 7.58% per annum    Interest Payment Dates: At Maturity
Maturity Date: March 30, 2028
________________________________________________________________________

Form:   	x	Book Entry
			Certificated
Redemption:
			The Notes cannot be redeemed prior to maturity
x	The Notes may be redeemed prior to maturity on March 30, 2005
		and semi-annually thereafter on 5 New York business days notice

	Initial Redemption Date: March 30, 2005

	Initial Redemption Percentage: Dollar Price Percentage of the Notional Amount as per the attached Redemption Schedule.

	Annual Redemption Percentage Reduction: N/A

Repayment:
		x	The Notes cannot be repaid prior to maturity
			The Notes can be repaid prior to maturity at the option of the holder of the Notes

	Optional Repayment Date:  N/A

	Optional Repayment Price:  N/A

Discount Note:  x	Yes		   No

The covenant defeasance provisions of the Indenture described under
 "Description of Debt Securities -- Defeasance and Covenant Defeasance"
in the Prospectus will apply to the Notes.
								(continued on next page)

Paine Webber Incorporated

(continued from previous page)

The Notes described herein are being purchased by Paine Webber Incorporated (the"Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium Term Notes". The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $31,232,183.92.

Redemption Schedule

CALL DATE	DOLLAR PRICE	          INTEREST:	MATURING BOND
			PAYOUT
30-Mar-05	$        18.065537	$        21,888,000	$        53,868,000
30-Sep-05	$        18.750021	$        23,909,000	$        55,909,000
30-Mar-06	$        19.460663	$        26,028,000	$        58,028,000
30-Sep-06	$        20.198135	$        28,227,000	$        60,227,000
30-Mar-07	$        20.963777	$        30,510,000	$        62,510,000
30-Sep-07	$        21.758261	$        32,879,000	$        64,879,000
30-Mar-08	$        22.582928	$        35,338,000	$        67,338,000
30-Sep-08	$        23.438784	$        37,890,000	$        69,890,000
30-Mar-09	$        24.327170	$        40,539,000	$        72,539,000
30-Sep-09	$        25.249094	$        43,288,000	$        75,288,000
30-Mar-10	$        26.206230	$        46,142,000	$        78,142,000
30-Sep-10	$        27.199251	$        49,103,000	$        81,103,000
30-Mar-11	$        28.230169	$        52,177,000	$        84,177,000
30-Sep-11	$        29.299989	$        55,367,000	$        87,367,000
30-Mar-12	$        30.410388	$        58,678,000	$        90,678,000
30-Sep-12	$        31.563044	$        62,115,000	$        94,115,000
30-Mar-13	$        32.759297	$        65,882,000	$        97,682,000
30-Sep-13	$        34.000825	$        69,384,000	$      101,384,000
30-Mar-14	$        35.289640	$        73,227,000	$      105,227,000
30-Sep-14	$        36.627082	$        77,215,000	$      109,215,000
30-Mar-15	$        38.015165	$        81,354,000	$      113,354,000
30-Sep-15	$        39.455901	$        85,650,000	$      117,650,000
30-Mar-16	$        40.951301	$        90,109,000	$      122,109,000
30-Sep-16	$        42.503379	$        94,737,000	$      126,737,000
30-Mar-17	$        44.114145	$        99,540,000	$      131,540,000
30-Sep-17	$        45.786284	$      104,526,000	$      136,526,000
30-Mar-18	$        47.521472	$      109,700,000	$      141,700,000
30-Sep-18	$        49.322727	$      115,071,000	$      147,071,000
30-Mar-19	$        51.192061	$      120,645,000	$      152,645,000
30-Sep-19	$        53.132158	$      126,430,000	$      158,430,000
30-Mar-20	$        55.145700	$      132,434,000	$      164,434,000
30-Sep-20	$        57.235706	$      138,666,000	$      170,666,000
30-Mar-21	$        59.405193	$      145,135,000	$      177,135,000
30-Sep-21	$        61,656511	$      151,848,000	$      183,848,000
30-Mar-22	$        63.993346	$      158,816,000	$      190,816,000
30-Sep-22	$        66.418719	$      166,048,000	$      198,048,000
30-Mar-23	$        68.935982	$      173,554,000	$      205,554,000
30-Sep-23	$        71.548489	$      181,344,000	$      213,344,000
30-Mar-24	$        74.260265	$      189,430,000	$      221,430,000
30-Sep-24	$        77.074663	$      197,822,000	$      229,822,000
30-Mar-25	$        79.996043	$      206,533,000	$      238,533,000
30-Sep-25	$        83.027758	$      215,573,000	$      247,573,000
30-Mar-26	$        86.174505	$      224,956,000	$      256,956,000
30-Sep-26	$        89.440642	$      234,695,000	$      266,695,000
30-Mar-27	$        92.830194	$      244,802,000	$      276,802,000
30-Sep--27	$        96.348527	$      255,293,000	$      287,293,000
30-Mar-28	$      100.000000	$      266,181,000	$      298,181,000